Buenos Aires, March 21, 2013

Messrs.
Buenos Aires Stock Exchange
Present

Re: EDENOR S.A. - Relevant Fact (Hecho Relevante) – Announcement of a General Ordinary and Extraordinary Shareholders’ Meeting.

Dear Sirs:

                I hereby inform you on behalf  of Empresa Distribuidora y Comercializadora Norte S.A. (“EDENOR”), in accordance with applicable regulation, that the Board of Directors, in its meeting held on the date hereof, unanimously resolved to call a General Ordinary and Extraordinary Shareholders’ Meeting to be held on April 25, 2013, at 10:00 a.m. at Avenida del Libertador 6363, First Floor, in the Autonomous City of Buenos Aires. It was also decided to include, as a specific item on the Agenda for such Meeting, the consideration of  a mandatory capital stock reduction pursuant to the terms of Section 206 of Law No. 19,550, which became applicable upon the issuance of the Financial Statements of EDENOR as of, and for the year ended, December 31, 2012.

In addition, attached is a copy of the call for the Shareholders’ Meeting taking place on April 25, 2013 and to be published starting tomorrow, March 22, 2013.

Yours sincerely,

M. Belén Gabutti
EDENOR S.A.
Attorney-in-fact

See the attachment.

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A
(EDENOR S.A.)
CALL FOR A
GENERAL ORDINARY AND EXTRAORDINARY SHAREHOLDERS’ MEETING

It is hereby announced to the Shareholders of the Class A, B and C of  EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (Edenor S.A.) (the “Company”) that a General Ordinary and Extraordinary Shareholders’ Meeting, will be held on Thursday, April 25, 2013, at 10:00 a.m. at Libertador Avenue 6363, First Floor, in the Autonomous City of Buenos Aires, in order to consider the following Agenda: 1) Appointment of two Shareholders to approve and sign the minutes. 2) Consideration of the Annual Report, Financial Statements of the Company including the Statement of Financial Position, Income Statement,  Statement of Changes in Shareholders’ Equity, Statement of Cash Flows, and the Notes to the Financial Statements, and the Consolidated Financial Statements of the Company and its subsidiaries  including the Consolidated Statement of Financial Position, the Consolidated Income Statement,  the Consolidated Statement of Changes in Shareholders’ Equity, the Consolidated Statement of Cash Flows, and the Notes to the Consolidated Financial Statements,  all corresponding to the fiscal year ended December 31, 2012, Informational Summary required by Comisión Nacional de Valores regulations, Additional Information Required by Section 68 of the Regulations of the Buenos Aires Stock Exchange, External Auditor Report and Report of the Supervisory Committee, all corresponding to the fiscal year ended December 31, 2012. 3) Distribution of results for the fiscal year ended December 31, 2012. 4) Consideration of the Board of Directors and the Supervisory Committee management during the fiscal year ended December 31, 2012. 5) Consideration of the Board of Directors and Supervisory Committee remuneration corresponding to the fiscal year ended December 31, 2012, which suffered a loss as per the Regulations of the Comisión Nacional de Valores. 6) Appointment of twelve (12) directors and twelve (12) alternate directors; seven (7) directors and seven (7) alternate directors to be appointed by Class “A,” five (5) directors and five (5) alternate directors by Classes “B” and “C,” jointly. 7) Appointment of three (3) members and three (3) alternate members to the Supervisory Committee,  two (2) members and two (2) alternate members by Class “A” and one (1) member and one (1) alternate member by Classes “B” and “C,” jointly. 8) Determination of the remuneration of the Certifying Accountant (Contador Certificante) for the fiscal year ended December 31, 2012. 9) Designation of the National Public Accountant that will certify the Financial Statements for the current fiscal year. Determination of such National Public Accountant’s remuneration. 10) Consideration of the budget of the Audit Committee and the Executive Committee of the Board for fiscal year 2013. 11) Consideration of the mandatory capital stock reduction pursuant to the terms of Section 206 of Corporations Law No. 19,550. Reduction in the number of shares, maintaining the proportionality of the holdings (for the consideration of this point the Meeting will be held as an extraordinary Meeting).  12) Granting authorizations for the completion of the processes and presentations necessary to obtain the corresponding registrations.

NOTE 1: We remind the Shareholders that Caja de Valores S.A., domiciled at 25 de Mayo, 362 (C1002ABH) Autonomous City of Buenos Aires, carries the registration of the Company’s book-entry shares. To attend the Meeting, Shareholders should obtain a proof of receipt of the book-entry shares released by the Caja de Valores S.A. and submit said proof for registration at the Meeting Attendance Record on Floor 12 (Management of Legal Affairs) of the Company Headquarters, located on Libertador Avenue 6363, Autonomous City of Buenos Aires through April 19, from 09:00 a.m. to 01:00p.m. and from  03:00p.m. to 06:00p.m.
NOTE 2: Considering General Resolution No. 465/2004 of the Comisón Nacional de Valores, at the  moment of registration for the Meeting, Shareholders should provide the following information with respect to the owner of the shares: first and last name or corporate name; identity document type and number of the physical people or registration information of the legal persons with express indication from the Registry of their registered location and jurisdiction; address with indication of its type. That same information should be provided by the representative of the shareholder attending the meeting.
NOTE 3: It is requested that the Shareholders arrive at least 15 minutes in advance of the scheduled time of the Meeting, in order to identify the proxies and sign the Attendance Record.
NOTE 4: It is hereby informed that item 11 of this Announcement will be considered by the Meeting in an Extraordinary-meeting capacity.

Appointed Director by the General Ordinary and Extraordinary Shareholders’ Meeting held on April 27, 2012, Minutes No. 58, appointed President at the Board of Directors’ Meeting held on May 17, 2012 as per Minutes No. 346.

Ricardo Torres
President